BILL OF SALE

MORGAN STANLEY SECURITIZED ASSETS LLC (“MSSA”), in consideration of immediately available funds in an amount previously agreed to between MSSA and MORGAN STANLEY ABS CAPITAL I INC. (the “Purchaser”) does as of January 26, 2007, hereby sell, transfer, assign, set over and otherwise convey to the Purchaser without recourse, all MSSA’s right, title and interest in and to the Mortgage Loans described on Exhibit A attached hereto and made a part hereof, including all interest and principal with respect thereto received on or after the related Cut-off Date, other than such amounts which were due on the Mortgage Loans on or prior to the related Cut-off Date. MSSA hereby agrees that it will (i) deliver possession of the notes evidencing the Mortgage Loans to, or at the direction of, the Purchaser and (ii) take in a timely manner all necessary steps under all applicable laws to convey and to perfect the conveyance of the Mortgage Loans to, or upon the direction of, the Purchaser.

MSSA represents that it has not (i) sold, assigned, transferred or granted any existing lien or encumbrance on the Mortgage Loans, or an interest therein, to any person except to the Purchaser hereunder or (ii) consented to any change or modification to the Mortgage Loans, or any interest therein, since MSSA acquired such Mortgage Loans, except as such modifications are contained in the related loan file.

This Bill of Sale shall be governed by, and construed in accordance with, the substantive laws of the State of New York.

DATED: January 26, 2007

MORGAN STANLEY SECURITIZED ASSETS LLC

By:	/s/ Ernest G. Bretana
Name:	Ernest G. Bretana
Title:	Executive Vice President

Agreed and Accepted:

MORGAN STANLEY ABS CAPITAL I INC.

By:	/s/ Steven Shapiro
Name:	Steven Shapiro
Title:	Managing Director

EXHIBIT A

Mortgage Loan Schedule

Available upon request